UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under §240.14a-12

SENECA FOODS CORPORATION
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

SUPPLEMENT TO PROXY STATEMENT

FOR SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON NOVEMBER 4, 2026

October 7, 2026

This supplement (the “Supplement”) amends and supplements the Proxy Statement of Seneca Foods Corporation, a New York corporation (the “Company”), dated October 5, 2026 (the “Proxy Statement”), in connection with the solicitation of proxies on behalf of the Board of Directors of the Company for the Company’s Special Meeting of Shareholders to be held on Wednesday, November 4, 2026 (the “Special Meeting”).

THE PROXY STATEMENT CONTAINS IMPORTANT INFORMATION AND THIS SUPPLEMENT

SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT

This Supplement updates the disclosure in the Proxy Statement regarding the vote required to approve the proposals. In accordance with Section 803 of the New York Business Corporation Law, the approval of each of the Proposed Amendments requires the affirmative vote of a majority of the votes entitled to vote on the proposal, provided that a quorum is present at the Special Meeting. The Proxy Statement inadvertently stated that the affirmative vote of a majority of votes cast is required to approve each proposal.

Accordingly, the third question and answer on page 3 of the Proxy Statement is hereby revised to read as follows:

What vote is required to approve the proposal and how are votes counted?

For the approval of each of Proposal 1 and Proposal 2, you have the option to vote “For,” “Against” or “Abstain” from voting. Assuming a quorum is present, the affirmative vote of a majority of votes entitled to vote is required to approve each proposal. If you mark “Abstain” from voting with respect to each proposal, your shares will be counted as present for quorum purposes and your vote will have the same effect as a vote against the proposal. If you hold your shares in “street name” and do not provide instructions to your broker, your broker will not have discretionary authority to vote your shares with respect to such proposal and will therefore provide a “broker non-vote.” A broker non-vote is the equivalent of a vote against the Proposed Amendments since the approving vote for that proposal is to be measured against all shares entitled to vote.

These disclosures should be read in conjunction with the Proxy Statement, which should be read in its entirety. To the extent that information in this Supplement differs from or updates information contained in the Proxy Statement, the information contained in this Supplement supersedes the information contained in the Proxy Statement.

Your vote is important. If you have already submitted your proxy, you do not need to take any action unless you wish to change your vote. Proxies already returned by shareholders will remain valid and shares represented thereby will be voted at the Special Meeting unless revoked in the manner described in the Proxy Statement.